                                                                   Exhibit 11.1


Computation of Net Loss Per Share

                                                              Year Ended June 30,
                                                  -----------------------------------------
                                                      1995           1996           1997
                                                  -----------------------------------------
Net Loss                                          $(3,264,991)   $(4,097,235)   $(5,578,206)
                                                  -----------------------------------------

Weighted average common shares
Outstanding                                         2,032,946      2,459,315      7,286,146

Shares related to Staff Accounting
Bulletin Topic 4D:
   Common Stock                                       158,641        118,981              0
   Common Stock Options                               663,135        497,351              0
   Preferred Stock                                    502,493        376,870              0
   Common & Preferred Stock Warrants                  211,552        158,664              0
                                                  -----------------------------------------
Total shares outstanding for primary
and fully diluted net loss per share                3,568,767      3,611,181      7,286,146
                                                  =========================================

Net loss per share                                $     (0.91)   $     (1.13)   $     (0.77)
                                                  -----------------------------------------

Calculation of shares outstanding for
computing pro forma net loss per share:

Shares used in computing net loss per share         3,568,767      3,611,181      7,286,146
Adjustment to reflect the effect of the assumed
conversion of convertible preferred stock from
the date of issuance                                1,726,297      1,530,770              0
                                                  -----------------------------------------
Total shares outstanding for pro forma
net loss per share                                  5,295,064      5,141,951      7,286,146
                                                  =========================================
Pro forma net loss per share                      $     (0.62)   $     (0.80)   $     (0.77)
                                                  =========================================










                                       69